Richard H. Kirk Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-925-3707 richard.kirk@prudential.com

May 7, 2020

Re:    Registration Statement on Form N-4
File Nos. 333-236099 and 811-05438

Dear Sir/Madam:

I have acted as counsel to Prudential Annuities Life Assurance Corporation (the "Company"), in connection with the filing of the above-referenced registration statement with the United States Securities and Exchange Commission. Such registration statement relates to the contracts, riders, and endorsements (collectively, the "Contracts") for the variable annuity contracts to be sold through certain selling broker-dealers.

I have examined or caused to be examined such documents and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of Arizona, and is duly authorized by the Insurance Department of that state to issue the Contracts.

2.  The separate account through which the Contracts are issued is a duly authorized and existing separate account established pursuant to the provisions of applicable state law.

3. To the extent so provided under the Contracts, that portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to the separate account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 Registration Statement for the Contracts.

Sincerely,

/s/Richard H. Kirk
Richard H. Kirk
Vice President, Corporate Counsel